FORM 4	OMB APPROVAL

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).	OMB Number: Expires: Estimated average burden	3235-0287 September 30, 1998

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*			2. Issuer Name and Ticker or Trading Symbol		6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)
					[X] Director	[X] 10% Owner
Myers Steven S.			SM&A (WINS)		[X] Officer (give title below)	[ ] Other (specify below)
Chairman, President and Chief Executive Officer
(Last)	(First)	(Middle)	3. IRS or Social Security	4. Statement for
			Number of Reporting Person (Voluntary)	Month/Year August 2002
c/o SM&A 4695 MacArthur Court, 8th Floor
(Street)				5. If Amendment, Date of Original)	7. Individual or Joint/Group Filing (Check Applicable Line) [X] Form filed by One Reporting Person
Newport Beach CA 92660				(Month/Year)	[ ] Form filed by More than One Reporting Person

(City)	(State)	(Zip)

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/ Day/ Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)

		Code	V	Amount	(A) or (D)	Price

Common Stock	08/19/02	P		600	A	$3.33

Common Stock	08/20/02	P		1,500	A	$3.33

Common Stock	08/21/02	P		1,500	A	$3.37

Common Stock	08/22/02	P		1,500	A	$3.74

Common Stock	08/23/02	P		1,500	A	$3.75	3,656,109	I	(1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
*If the form is filled by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (7-96)

FORM 4

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*			2. Issuer Name and Ticker or Trading Symbol		6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)
					[X] Director	[X] 10% Owner
Myers Steven S.			SM&A (WINS)		[X] Officer (give title below)	[ ] Other (specify below)
Chairman, President and Chief Executive Officer
(Last)	(First)	(Middle)	3. IRS or Social Security	4. Statement for
			Number of Reporting Person (Voluntary)	Month/Year August 2002
c/o SM&A 4695 MacArthur Court, 8th Floor
(Street)				5. If Amendment, Date of Original)	7. Individual or Joint/Group Filing (Check Applicable Line) [X] Form filed by One Reporting Person
Newport Beach CA 92660				(Month/Year)	[ ] Form filed by More than One Reporting Person

(City)	(State)	(Zip)

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/ Day/ Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)

		Code	V	Amount	(A) or (D)	Price

Common Stock	08/20/02	P		1,000	A	$3.33

Common Stock	08/21/02	P		1,000	A	$3.37

Common Stock	08/22/02	P		1,000	A	$3.74

Common Stock	08/23/02	P		1,000	A	$3.75	4,000	I	(2)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
*If the form is filled by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (7-96)

FORM 4

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*			2. Issuer Name and Ticker or Trading Symbol		6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)
					[X] Director	[X] 10% Owner
Myers Steven S.			SM&A (WINS)		[X] Officer (give title below)	[ ] Other (specify below)
Chairman, President and Chief Executive Officer
(Last)	(First)	(Middle)	3. IRS or Social Security	4. Statement for
			Number of Reporting Person (Voluntary)	Month/Year August 2002
c/o SM&A 4695 MacArthur Court, 8th Floor
(Street)				5. If Amendment, Date of Original)	7. Individual or Joint/Group Filing (Check Applicable Line) [X] Form filed by One Reporting Person
Newport Beach CA 92660				(Month/Year)	[ ] Form filed by More than One Reporting Person

(City)	(State)	(Zip)

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/ Day/ Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)

		Code	V	Amount	(A) or (D)	Price

Common Stock	08/20/02	P		500	A	$3.33

Common Stock	08/21/02	P		500	A	$3.37

Common Stock	08/22/02	P		500	A	$3.74

Common Stock	08/23/02	P		500	A	$3.75	2,000	I	(3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
*If the form is filled by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (7-96)

FORM 4

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*			2. Issuer Name and Ticker or Trading Symbol		6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)
					[X] Director	[X] 10% Owner
Myers Steven S.			SM&A (WINS)		[X] Officer (give title below)	[ ] Other (specify below)
Chairman, President and Chief Executive Officer
(Last)	(First)	(Middle)	3. IRS or Social Security	4. Statement for
			Number of Reporting Person (Voluntary)	Month/Year August 2002
c/o SM&A 4695 MacArthur Court, 8th Floor
(Street)				5. If Amendment, Date of Original)	7. Individual or Joint/Group Filing (Check Applicable Line) [X] Form filed by One Reporting Person
Newport Beach CA 92660				(Month/Year)	[ ] Form filed by More than One Reporting Person

(City)	(State)	(Zip)

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/ Day/ Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)

		Code	V	Amount	(A) or (D)	Price

Common Stock							428,226	I	(4)

Common Stock							3,199,838	I	(5)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
*If the form is filled by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (7-96)

FORM 4 (continued)

TABLE II — Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/ Day/ Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)		6. Date Exercisable and Expiration Date (Month/Day/ Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)	10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)

			Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

Not Applicable

Explanation of Responses:
(1) The indicated shares are directly owned by Steven Myers Revocable Trust dated 12/1/00, Mr. Myers is the beneficiary and trustee.
(2) The indicated shares are held in the name of Steven S. Myers Custodial Account for Melissa Myers (daughter of Mr. Myers). Mr. Myers disclaims beneficial ownership in these shares except to the extent of his indirect pecuniary interest therein.
(3) The indicated shares are held in the name of Steven S. Myers Custodial Account for Jennifer Myers (daughter of Mr. Myers). Mr. Myers disclaims beneficial ownership in these shares except to the extent of his indirect pecuniary interest therein.
(4) The indicated shares are directly owned by SummitJets, Inc., the controlling shareholder of which is Mr. Myers.
(5) Mr. Myers, holds the right to vote the indicated shares directly pursuant to a marital settlement agreement. The right of disposition of the indicated shares is held by Paula K. Mathis as trustee of the Paula K. Mathis Revocable Trust.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If	/s/ Steven S. Myers	08/26/02
space is insufficient, See Instruction 6 for procedure.
	Signature of Reporting Person	Date
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.